  Exhibit 99.1

 Annual Meeting 2017    June 2017

 DISCLAIMER  This material is not intended to be exhaustive, is preliminary in nature and may be subject to change. In addition, much of the information contained herein is based on various assumptions (some of which are beyond the control of Chimera Investment Corporation, the “Company”) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “projected,” “tends,” “will” or similar expressions, or variations on those terms or the negative of those terms. The Company’s forward-looking statements are subject to numerous risks, uncertainties and other factors. You should review some of these factors that are described under the caption “Risk Factors” in our 2016 Form 10-K. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Furthermore, none of the financial information contained in this material has been audited or approved by the Company’s independent registered public accounting firm.

 Chimera is a residential mortgage REIT  Information is unaudited, estimated and subject to change.  Chimera develops and manages a portfolio of leveraged mortgage investments to produce an attractive quarterly dividend for shareholders  All data as of March 31, 2017  Established in 2007Total Capital $3.5 Billion Total Portfolio $20.0 Billion Common Stock Price $20.18/ Dividend Yield 9.91%8.00% Fixed Series A Preferred Stock Price $25.17 8.00% Variable Series B Preferred Stock Price $25.39  3

 Five Year Total Return  Information is unaudited, estimated and subject to change.  Chimera has outperformed its peers and the S&P 500  All data as of March 31, 2017*Assuming reinvestment of dividendsSource: Bloomberg  4

 Portfolio Composition  Information is unaudited, estimated and subject to change.  81% of Chimera’s equity capital is allocated to residential mortgage credit  Total Assets: $15.9 billion (1)  Total Assets: $4.1 billion (1)  All data as of March 31, 2017(1) Financing excluded unsettled trades    Residential Mortgage Credit Portfolio  Agency MBS Portfolio  Total Portfolio  Gross Asset Yield:  7.7%  3.0%  6.5%  Financing Cost (2):  4.1%  1.5%  3.5%  Net Interest Spread:  3.6%  1.5%  3.0%  Net Interest Margin:  4.1%  1.7%  3.6%  All data as of March 31, 2017Reflects first quarter 2017 average assets, yields, and spreadsIncluded the interest incurred on interest rate swaps  Portfolio Yields and Spreads (1)  5

 Small balance residential loan portfolio  Information is unaudited, estimated and subject to change.  Chimera has 63% of its total portfolio in residential mortgage loans  All data as of March 31, 2017  Seasoned Low Loan Balance Mortgage Portfolio    Total Current Unpaid Principal Balance  $12.3 Billion  Total Number of Loans  140,434  Weighted Average Loan Size  $87,853  Weighted Average Coupon  7.07%  Average Loan Age  137 Months    6

 2016 Securitization Activity  Information is unaudited, estimated and subject to change.  Chimera securitized $5.8 billion in 2016 growing the investment portfolio to $16.3 billion  Liquidation Preference $25.00 per share  Loan Securitizations  All data as of March 31, 2017  Chimera has one of the largest seasoned, performing, small balance residential loan portfolios in the Mortgage REIT IndustryChimera securitized $185 million loans with Freddie Mac in a pilot programChimera expects high single digit yields on the portfolio without leverage  7

 2017 Securitization Activity  Information is unaudited, estimated and subject to change.  Chimera securitized $4.1 billion in 2017 growing the investment portfolio to $20.0 billion  Liquidation Preference $25.00 per share  Loan Securitizations  All data as of March 31, 2017  Chimera closed four securitizations in the first quarter of seasoned, performing, low-loan balance residential mortgage loansChimera sold $3.4 billion of these securities, retained a subordinate interest of $630 million  8

 Capital Markets Activity  Information is unaudited, estimated and subject to change.  Chimera raised $470 million in preferred equity in the past six months  Liquidation Preference $25.00 per share  All data as of March 31, 2017  Preferred Stock  Series A is a fixed coupon and is callable in 5 years on October 30, 2021 Series B is a fixed coupon for 7 years then floats at LIBOR plus 5.791% Series B is callable in 7 years on March 30, 2024Series A and B preferred shares trade on the New York Stock Exchange under symbols CIM PRA, and CIM PRBChimera intends to deploy this capital by acquiring loans, expanding the balance sheet  9

 Summary  Information is unaudited, estimated and subject to change.  Chimera has assembled a portfolio of unique mortgage assets with a goal to provide high and durable income to shareholders  Franchise Mortgage Assets  Positive Macro Economic Environment  Opportunity for Permanent Capital  10